Exhibit 3.53

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:24 PM 04/04/2006
FILED 12:36 PM 04/04/2006
SRV 060315539 - 4136672 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•                  First: The name of the limited liability company is Buckeye Title Loans of Utah, LLC

•                  Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company

•                  Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                            .”)

•                  Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 3rd day of April, 2006.

By:	/s/ James H. Frauenberg
Authorized Person(s)

Name:	James H. Frauenberg
Typed or Printed